Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:55PM 04/07/2021 FILED 04:55 PM 04/07/2021 SR 20211212412 – 5761632

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AXONPRIME INFRASTRUCTURE ACQUISITION CORPORATION

April 7, 2021

AxonPrime Infrastructure Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.
The name of the Corporation is “AxonPrime Infrastructure Acquisition Corporation” . The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 2021 (the “Original Certificate”).

2.
This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by written consent of the sole director of the Corporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.
In accordance with section 241 of the DGCL, the Corporation has not received any payment for any of its stock.

4.
This Amended and Restated Certificate restates, integrates and amends the provisions of the Original Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.
The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

1.
Name. The name of the Corporation is AxonPrime Infrastructure Acquisition Corporation.

2.
Registered Office and Agent. The address of the registered office of Delaware in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent for service of process at that address is The Corporation Trust Company.

3.
Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of those acts or activities.

4.
Capital Stock. The total number of shares which the Corporation shall have the authority to issue, each with a par value of $0.0001 per share, is 151,000,000, of which (a) 150,000,000 shares shall be shares of common stock (the “Common Stock”), consisting of (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 50,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares shall be preferred stock (the “Preferred Stock”). Shares of the Common Stock and the Preferred Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on those terms and for the consideration as shall be fixed by the Board. The amount of the authorized Common Stock and Preferred Stock may be increased or decreased by the affirmative vote of the holders ofa majority of the outstanding shares of Common Stock entitled to vote.

5.
Board of Directors. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock entitled to vote in accordance with DGCL Section 228. Jon Layman shall serve as the sole initial director and officer of the Corporation until the first annual meeting of the stockholders of the Corporation or until the director’s successor is duly elected and qualified.

6.
Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend or repeal the Bylaws of the Corporation, from time to time, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

7.
Limitation of Liability; Indemnification.

(a)
Limitation on Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by DGCL Section I02(b)(7), as the same may be amended and supplemented from time to time.

(b)
Indemnification and Advancement. The Corporation shall, to the fullest extent permitted by the provisions of DGCL Section 145, as the same may be amended and supplemented from time to time, indemnify, advance expenses to, and hold harmless any and all persons whom it shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

(c)
Repeal or Modification of Section 7. Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to the time of the repeal or modification.

IN WITNESS WHEREOF, AxonPrime Infrastructure Acquisition Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by the sole director as of the date first set forth above.

By:	/s/ Jon Layman
Name:	Jon Layman
Title:	Sole Director

[Signature Page to Amended and Restated Certificate of Incorporation - AxonPrime Infrastructure]